North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution: Iowa Newsline
May 5, 2010

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES PRELIMINARY RESULTS FOR FIRST QUARTER 2010

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today its preliminary financial results for the first quarter ended March 31, 2010.

The Company’s net income for the quarter ended March 31, 2010 was $629,000, or $0.37 per diluted share, compared to net income of $782,000, or $0.49 per diluted share, for the quarter ended March 31, 2009.  The decrease in earnings was primarily due to an increase in provision for loan losses, offset in part by an increase in net interest income.

Net interest income for the quarter ended March 31, 2010 and 2009, was $3.8 million and $3.4 million, respectively.  The increase in net interest income was primarily due to an increase in net interest spread (the difference in the average yield on assets and average cost of liabilities). Net interest spread for the quarter ended March 31, 2010 was 3.32%, compared to net interest spread of 2.81% for the quarter ended March 31, 2009. Net interest margin for the quarter ended March 31, 2010 was 3.53%, compared to net interest margin of 3.04% for the quarter ended March 31, 2009.

The Company’s provision for loan losses was $800,000 and $160,000 for the quarters ended March 31, 2010 and 2009, respectively.  Net loans charged off for the quarter ended March 31, 2010 totaled $210,000, compared to $114,000 for the quarter ended March 31, 2009.  The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank’s portfolio, and other factors related to the collectibility of the Bank’s loan portfolio.  Further deterioration in an impaired real estate development loan located in Florida contributed to the provision in the first quarter of 2010.

The allowance for loan losses at March 31, 2010 constituted 2.09% of loans and 52.76% of nonaccrual loans, compared to the allowance for loan losses at December 31, 2009 constituting 1.87% of loans and 49.97% of nonaccrual loans. Nonperforming assets were $16.2 million, or 3.58% of total assets, at March 31, 2010, compared to $16.1 million, or 3.54% of total assets, at December 31, 2009.

The Company’s noninterest income was $1.7 million and $2.0 million for the quarters ended March 31, 2010 and 2009, respectively. The decrease in noninterest income for the quarter ended March 31, 2010 compared to the same period in 2009 was primarily due to decreases in mortgage banking income, abstract fees, investment and insurance sales, and foreclosed real estate net earnings. These decreases were offset in part by an increase in fees and service charges on checking accounts.

The Company’s noninterest expense was $3.8 million and $4.1 million for the quarters ended March 31, 2010 and 2009, respectively.  The decrease in noninterest expense was primarily due to decreases in professional fees, impairment on foreclosed real estate, advertising and promotion expense, and other expenses.  These decreases were partially offset by increases in FDIC insurance expense and compensation and employee benefits for the quarter ended March 31, 2010 compared to the same period in 2009.

The Company’s provision for income taxes was $256,000 and $354,000 for the quarters ended March 31, 2010 and 2009, respectively. The decrease in the provision for income taxes was primarily due to a decrease in income before income taxes.

Total assets at March 31, 2010 were $452.4 million, compared to $455.0 million at December 31, 2009.  Net loans decreased by $12.7 million, or 3.4%, to $362.2 million at March 31, 2010, from $374.9 million at December 31, 2009.  The decrease in net loans was primarily due to payments, prepayments, and sales of loans, offset in part by the origination of one-to-four family residential, commercial real estate and consumer loans.  At March 31, 2010, net loans consisted of (i) $150.1 million of one-to-four family real estate loans, representing a decrease of $1.9 million from December 31, 2009, (ii) $82.2 million of commercial real estate loans, representing a decrease of $3.5 million from December 31, 2009, (iii) $58.5 million of multi-family real estate loans, representing a decrease of $4.4 million from December 31, 2009, and (iv) $71.4 million of consumer loans, representing a decrease of $2.9 million from December 31, 2009.  Cash and cash equivalents increased $1.2 million, or 5.4%, to $22.9 million at March 31, 2010, compared to $21.8 million at December 31, 2009.  Investment in certificates of deposit was $4.2 million at March 31, 2010.  There was no investment in certificates at December 31, 2009. Securities available-for-sale increased $6.3 million, or 27.1%, to $29.5 million at March 31, 2010, compared to $23.2 million at December 31, 2009, primarily due to purchases of securities during the quarter, offset by payments, maturities and sales of securities in the quarter.

Deposits increased $7.3 million, or 2.2%, to $342.1 million at March 31, 2010, from $334.8 million at December 31, 2009.  The increase in deposits was primarily due to increases in NOW accounts of $7.3 million and savings accounts of $2.1 million, partially offset by decreases in noninterest bearing checking accounts of $600,000, money market accounts of $600,000, and certificates of deposits of $900,000. Borrowed funds decreased $9 million, or 13.5%, to $57.5 million at March 31, 2010, from $66.5 million at December 31, 2009.

The Bank remains “well capitalized” for regulatory capital purposes. See the Selected Financial Ratios included in the Financial Highlights below. Stockholders’ equity was $48.7 million at March 31, 2010, compared to $48.3 million at December 31, 2009.  The increase in stockholders equity was primarily due to earnings for the quarter, offset in part by dividends paid to stockholders.  Book value, or stockholders’ equity per common share, was $28.58 at March 31, 2010, compared to $28.24 at December 31, 2009. The ratio of stockholders’ equity to total assets was 10.77% at March 31, 2010, compared to 10.61% at December 31, 2009.

All common stockholders of record on March 12, 2010, received a quarterly cash dividend of $0.01 per common share on April 2, 2010.  In addition, on February 15, 2010 the Company paid an aggregate cash dividend of $127,500 on the cumulative preferred stock issued to the Treasury.  As of March 31, 2010, the Company had 1,348,448 shares of common stock outstanding and 10,200 shares of cumulative preferred stock outstanding.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(Unaudited) (Dollars in Thousands, except per share and share data)	March 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$22,945	$21,766
Investments in certificates of deposit	4,176	-
Securities available-for-sale	29,465	23,175
Loans (net of allowance for loan loss of $7,761 and $7,171, respectively)	362,168	374,855
Foreclosed real estate	1,471	1,709
Other assets	32,203	33,506

Total assets	$452,428	$455,011
Liabilities
Deposits	342,107	334,813
Other borrowed funds	57,500	66,500
Other liabilities	4,086	5,419
Total liabilities	$403,693	$406,732

Stockholders' equity	48,735	48,279

Total liabilities and stockholders' equity	$452,428	$455,011

Stockholders' equity to total assets	10.77%	10.61%

Book value per common share	$28.58	$28.24

Total shares of common stock outstanding	1,348,448	1,348,448

Total shares of cumulative preferred stock outstanding	10,200	10,200

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months
	Ended March 31,
	2010	2009

Interest income	$5,788	$6,466
Interest expense	2,022	3,068
Net interest income	3,766	3,398
Provision for loan loss	800	160
Net interest income after provision for loan loss	2,966	3,238
Noninterest income	1,664	1,963
Securities gains/(losses), net	8	(10)
Noninterest expense	3,753	4,055
Income before income taxes	885	1,136
Income taxes	256	354
Net income	$629	$782

Preferred stock dividends and accretion of discount	132	119
Net income available to common shareholders	497	663

Basic earnings per common share	$0.37	$0.49
Diluted earnings per common share	$0.37	$0.49

Selected Financial Ratios	For the Three Months Ended March 31,

	2010	2009
Performance ratios
Net interest spread	3.32%	2.81%
Net interest margin	3.53%	3.04%
Return on average assets	0.55%	0.65%
Return on average equity	5.17%	6.95%

	March 31, 2010	March 31, 2009
Capital ratios (First Federal Savings Bank of Iowa)
Tangible*	9.98%	8.78%
Core*	9.98%	8.78%
Risk-based*	15.62%	13.42%
*Exceeds regulatory definition of “well capitalized”